UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 19, 2006
Dollar Financial Corp.
(Exact name of registrant as specified in charter)
Not Applicable
(Former name or former address, if changed since last report)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	000-50866 (Commission file number)	23-2636866 (I.R.S. Employer Identification Number)

1436 Lancaster Avenue, Suite 310, Berwyn, Pennsylvania (Address of principal executive offices)	19312 (Zip Code)
610-296-3400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
On December 19, 2006, Dollar Financial Corp. (the “Company”) settled its litigation with IDLD, Inc., the previous owners of the Company’s We The People business. The Company purchased the We The People business from IDLD, Inc. on March 7, 2005. Subsequent to the purchase, the Company commenced litigation against IDLD, Inc. As a result of the settlement, the Company will receive approximately $3.3 million of funds held in escrow from the acquisition of We The People, which will reduce the goodwill recorded in connection with the acquisition. The Company will use the cash proceeds from this settlement to fund the We The People restructuring initiatives discussed below.
The Company plans to restructure the operations of We The People Business. As part of this restructuring, the Company plans to close its remaining twelve company-operated We The People stores, consolidate its satellite processing centers and eliminate low volume products. The Company plans to concentrate its sales effort, with respect to new We The People franchises, to a select group of targeted states.
As a result of the restructuring initiatives, in the second quarter of fiscal 2007, the Company will accrue a provision of approximately $1.4 million for cash expenses related to the closure of the company-operated stores and other restructuring initiatives. Additionally, the Company is expected to incur approximately $20.0 million of one-time non-cash charges associated with the write-off of $19.2 million of goodwill, which is net of the $3.3 million previously discussed litigation settlement, and $0.8 million of other intangible assets net of deferred fees. The total pre-tax charge for these combined transactions is approximately $21.4 million.
A more complete description of the settlement agreement and restructuring is contained in a press release attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
     99.1     Press Release, dated December 21, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR FINANCIAL CORP.
Date: December 21, 2006	By:	/s/ Randy Underwood
Randy Underwood
Executive Vice President and Chief Financial Officer